Exhibit 99.1

Press Release Announcing Retirement of John L. Olson

MDU Resources Director John Olson Retires

BISMARCK, N.D. – Aug. 13, 2009 – MDU Resources Group, Inc. (NYSE:MDU) announced that John L. Olson has retired from its Board of Directors effective today.

Olson has been a member of the MDU Resources board since 1985.  He has served as a member of the Nominating Committee since 1987, and committee chairman since 1996.  His retirement is the result of a provision in the company’s bylaws that requires outside directors to retire when they reach age 70.

“John has contributed greatly to our company’s growth and success during his 24 years as a board member,” said Harry J. Pearce, chairman of the board of directors.  “John was present from the first days that the company embarked on a diversified business strategy, and has helped guide our growth into a Fortune 500 company operating in 44 states.  His experience and wise counsel will be greatly missed.”

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